                                                                   Exhibit 99.01





                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
          (A WHOLLY OWNED SUBSIDIARY OF AMBAC FINANCIAL GROUP, INC.)

                       CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1997 AND 1996

                                 Independent Auditors' Report

The Board of Directors
Ambac Assurance Corporation

  We have audited the accompanying consolidated balance sheets of Ambac Assurance Corporation and subsidiaries (a wholly owned subsidiary of Ambac Financial Group, Inc.) as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of Ambac Assurance Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ambac Assurance Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.



New York, New York
January 29, 1998

                                  Ambac Assurance Corporation and Subsidiaries
                                          Consolidated Balance Sheets
                                           December 31, 1997 and 1996
                                    (Dollars in Thousands Except Share Data)




                                                                              1997                   1996
                                                                        ------------------    -------------------
                                ASSETS
                                ------
Investments:
       Fixed income securities, at fair value
           (amortized cost of $2,696,603 in 1997 and $2,323,259 in 1996)       $2,878,083             $2,424,524
       Short-term investments, at cost (approximates fair value)                  116,905                 91,320
                                                                        ------------------    -------------------
           Total investments                                                    2,994,988              2,515,844

Cash                                                                                8,004                  5,025
Securities purchased under agreements to resell                                     2,484                  4,369
Receivable for securities sold                                                     24,018                 18,462
Investment income due and accrued                                                  49,987                 42,263
Deferred acquisition costs                                                        105,996                 94,212
Receivable from brokers and dealers                                               183,041                      -
Reinsurance recoverable                                                             4,219                    393
Prepaid reinsurance                                                               183,492                168,786
Other assets                                                                       48,802                 59,544
                                                                        ------------------    -------------------
           Total assets                                                        $3,605,031             $2,908,898
                                                                        ==================    ===================

                 LIABILITIES AND STOCKHOLDER'S EQUITY
                 ------------------------------------
Liabilities:
       Unearned premiums                                                       $1,184,537               $995,220
       Losses and loss adjustment expenses                                        103,345                 60,613
       Ceded reinsurance balances payable                                           9,258                  7,438
       Deferred income taxes                                                      122,554                 84,842
       Current income taxes                                                        19,714                  8,974
       Accounts payable and other liabilities                                      69,641                 50,244
       Payable for securities purchased                                           195,388                 46,246
                                                                        ------------------    -------------------
           Total liabilities                                                    1,704,437              1,253,577
                                                                        ------------------    -------------------

Stockholder's equity:
       Preferred stock, par value $1,000.00 per share; authorized
           shares - 285,000; issued and outstanding shares - none                       -                      -
       Common stock, par value $2.50 per share; authorized shares
           - 40,000,000; issued and outstanding shares - 32,800,000
           at December 31, 1997 and December 31, 1996                              82,000                 82,000
       Additional paid-in capital                                                 521,153                515,684
       Unrealized gains on investments, net of tax                                117,962                 65,822
       Cumulative translation adjustment                                              157                      -
       Retained earnings                                                        1,179,322                991,815
                                                                        ------------------    -------------------
           Total stockholder's equity                                           1,900,594              1,655,321
                                                                        ------------------    -------------------
           Total liabilities and stockholder's equity                          $3,605,031             $2,908,898
                                                                        ==================    ===================







See accompanying Notes to Consolidated Unaudited Financial Statements.

                         Ambac Assurance Corporation and Subsidiaries
                             Consolidated Statements of Operations
                                    (Dollars in Thousands)


                                                           Years Ended December 31
                                               -------------------------------------------------
                                                  1997               1996              1995
                                               ------------       ------------      ------------

Revenues:
    Gross premiums written                        $289,383           $249,761          $195,033
    Ceded premiums written                         (32,452)           (37,793)          (28,606)
                                               ------------       ------------      ------------
          Net premiums written                     256,931            211,968           166,427

    Increase in unearned premiums, net            (101,263)           (73,671)          (52,844)
                                               ------------       ------------      ------------
          Net premiums earned                      155,668            138,297           113,583

    Net investment income                          160,088            145,302           131,496
    Net realized gains                              18,798             69,149               177
    Other income                                    16,661             16,418             6,777
                                               ------------       ------------      ------------
         Total revenues                            351,215            369,166           252,033
                                               ------------       ------------      ------------

Expenses:

    Losses and loss adjustment expenses              2,854              3,778             3,377
    Underwriting and operating expenses             46,769             42,459            38,722
    Interest expense                                 2,293              2,073             1,590
                                               ------------       ------------      ------------
         Total expenses                             51,916             48,310            43,689
                                               ------------       ------------      ------------

         Income before income taxes                299,299            320,856           208,344
                                               ------------       ------------      ------------

Income tax expense:

    Current taxes                                   55,492             68,322            29,085
    Deferred taxes                                  11,702             11,298            14,461
                                               ------------       ------------      ------------
         Total income taxes                         67,194             79,620            43,546
                                               ------------       ------------      ------------

         Net Income                               $232,105           $241,236          $164,798
                                               ============       ============      ============


See accompanying Notes to Consolidated Unaudited Financial Statements.

                             Ambac Assurance Corporation and Subsidiaries
                           Consolidated Statements of Stockholder's Equity
                                        (Dollars In Thousands)


                                                                      Years Ended December 31,
                                                               ----------------------------------------
                                                                  1997          1996          1995
                                                               ------------  ------------  ------------

Preferred Stock:
       Balance at January 1 and December 31                     $        -    $        -    $        -
                                                               ============  ============  ============

Common Stock:
       Balance at January 1 and December 31                        $82,000       $82,000       $82,000
                                                               ============  ============  ============

Additional Paid-in Capital:
       Balance at January 1                                       $515,684      $481,059      $444,258
       Capital contributions                                         1,475        32,500        35,000
       Other                                                         3,994         2,125         1,801
                                                               ------------  ------------  ------------
       Balance at December 31                                     $521,153      $515,684      $481,059
                                                               ============  ============  ============


Unrealized Gains (Losses) on Investments, Net of Tax:
       Balance at January 1                                        $65,822       $87,112      ($46,087)
       Change in unrealized gain (loss)                             52,140       (21,290)      133,199
                                                               ------------  ------------  ------------
       Balance at December 31                                     $117,962       $65,822       $87,112
                                                               ============  ============  ============


Cumulative Currency Adjustment:
       Balance at January 1                                     $        -    $        -    $        -
       Changes during the year                                         157             -             -
                                                               ------------  ------------  ------------
       Balance at December 31                                         $157    $        -    $        -
                                                               ============  ============  ============


Retained Earnings:
       Balance at January 1                                       $991,815      $906,536      $781,571
       Net income                                                  232,105       241,236       164,798
       Dividends declared-common stock                             (44,000)     (155,865)      (40,000)
       Other                                                          (598)          (92)          167
                                                               ------------  ------------  ------------
       Balance at December 31                                   $1,179,322      $991,815      $906,536
                                                               ============  ============  ============


Total Stockholder's Equity at December 31                       $1,900,594    $1,655,321    $1,556,707
                                                               ============  ============  ============






See accompanying Notes to Consolidated Unaudited Financial Statements.

                             Ambac Assurance Corporation and Subsidiaries
                                 Consolidated Statements of Cash Flows
                                        (Dollars in Thousands)


                                                                            Years Ended
                                                                            December 31,
                                                             -------------------------------------------
                                                                1997            1996           1995
                                                             ------------   -------------   ------------

Cash flows from operating activities:
     Net income                                                 $232,105        $241,236       $164,798
     Adjustments to reconcile net income to net cash
            provided by operating activities:
     Depreciation and amortization                                 1,689           1,711          1,605
     Amortization of bond premium and discount                    (1,084)         (1,902)          (831)
     Current income taxes                                         18,240          11,145          8,373
     Deferred income taxes                                        11,702          11,299         14,462
     Deferred acquisition costs                                  (11,784)        (11,592)       (10,846)
     Unearned premiums                                           101,257          73,671         52,844
     Losses and loss adjustment expenses                             408          (5,776)           334
     Ceded reinsurance balances payable                            1,303          (7,216)        13,746
     Gain on sales of investments                                (18,798)        (69,149)          (177)
     Accounts payable and other liabilities                        6,670           6,619            106
     Other, net                                                   10,992         (17,928)       (11,273)
                                                             ------------   -------------   ------------
            Net cash provided by operating activities            352,700         232,118        233,141
                                                             ------------   -------------   ------------

Cash flows from investing activities:
     Proceeds from sales of bonds at amortized cost            1,346,231       1,555,372      1,882,485
     Proceeds from maturities of bonds at amortized cost         115,476          86,292        163,031
     Purchases of bonds at amortized cost                     (1,623,486)     (1,938,677)    (2,192,824)
     Change in short-term investments                            (25,585)         72,633        (78,751)
     Securities purchased under agreements to resell               1,885            (249)         3,891
     Purchase of affiliate                                      (120,006)              -              -
     Other, net                                                     (236)         (1,876)        (1,178)
                                                             ------------   -------------   ------------
            Net cash used in investing activities               (305,721)       (226,505)      (223,346)
                                                             ------------   -------------   ------------

Cash flows from financing activities:
     Dividends paid                                              (44,000)        (40,000)       (40,000)
     Capital contribution                                              -          32,500         35,000
                                                             ------------   -------------   ------------
            Net cash used in financing activities                (44,000)         (7,500)        (5,000)
                                                             ------------   -------------   ------------

            Net cash flow                                          2,979          (1,887)         4,795
Cash at January 1                                                  5,025           6,912          2,117
                                                             ------------   -------------   ------------
Cash at December 31                                               $8,004          $5,025         $6,912
                                                             ============   =============   ============

Supplemental disclosure of cash flow information:
     Cash paid during the year for:
            Income taxes                                         $42,100         $54,504        $19,500
                                                             ============   =============   ============






See accompanying Notes to Consolidated Unaudited Financial Statements.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)



1  BACKGROUND

     Ambac Assurance Corporation ("Ambac Assurance") is a leading insurer of municipal and structured finance obligations. Financial guarantee insurance underwritten by Ambac Assurance guarantees payment when due of the principal of and interest on the obligation insured. In the case of a default on the insured bond, payments under the insurance policy may not be accelerated by the policyholder without Ambac Assurance's consent. As of December 31, 1997, Ambac Assurance's net insurance in force (principal and interest) was $275,931,000. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc. (NYSE: ABK), a holding company that provides financial guarantee insurance and financial management services to clients in the public and private sectors in the U.S. and abroad through its subsidiaries.

     Ambac Assurance, as the sole limited partner, owns a limited partnership interest representing 90% of the total partnership interests of Ambac Financial Services, L.P. ("AFS"), a limited partnership which provides interest rate swaps primarily to states, municipalities and their authorities. The sole general partner of AFS, Ambac Financial Services Holdings, Inc., a wholly owned subsidiary of Ambac Financial Group, Inc., owns a general partnership interest representing 10% of the total partnership interest in AFS.

     On December 18, 1997, Ambac Assurance acquired Construction Loan Insurance Corporation ("CLIC") for $106,000 in cash and retired $18,400 of CLIC debt. CLIC's wholly owned subsidiary, Connie Lee Insurance Company ("Connie Lee"), a triple-A rated financial guarantee insurance company which guaranteed bonds primarily for college and hospital infrastructure projects, is not expected to write any new business. Ambac Assurance and Connie Lee have arrangements in place to assure that Connie Lee maintains a level of capital sufficient to support Connie Lee's outstanding obligations and for Connie Lee insured bonds to retain their triple-A rating. The acquisition of CLIC was accounted for using the purchase method. CLIC's results of operations subsequent to December 18, 1997 are included in the accompanying Consolidated Statements of Operations. The pro forma results of operations for the years ended December 31, 1997 and 1996, assuming CLIC had been acquired as of January 1, 1996, are as follows; 1997: revenues of $375,839; pre-tax income of $273,806 and net income of $214,894; 1996: revenues of $393,577; pre-tax income of $335,826; net income of $252,181.

     During the first quarter of 1997, Ambac Assurance established a new subsidiary in the United Kingdom, Ambac Insurance UK Limited ("Ambac UK"), which is authorized to conduct certain classes of general insurance business in the United Kingdom. Ambac UK is the Company's primary vehicle for the issuance of financial guarantee insurance policies in the United Kingdom and Europe.

     As of December 31, 1995, Ambac Assurance owned 26.5% and Ambac Financial Group, Inc. owned 19.9% of the outstanding common stock of an affiliate, HCIA Inc. ("HCIA"), a leading health care information content company. Prior to 1995, Ambac Financial Group, Inc. and Ambac Assurance, combined, owned approximately 96% of HCIA. During 1996, in conjunction with the sale of Ambac Financial Group, Inc.'s and Ambac Assurance's combined holdings in HCIA common stock, Ambac Assurance delivered to Ambac Financial Group, Inc. (in the form of an extraordinary dividend) its 2,378,672 shares of HCIA common stock. As a result, Ambac Assurance recognized a realized gain of $89,680.

2  SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements have been prepared on the basis of generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
                         (DOLLAR AMOUNTS IN THOUSANDS)


GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant accounting policies of Ambac Assurance and its subsidiaries (sometimes collectively referred to as the "Company") are as described below:

CONSOLIDATION:

     The consolidated financial statements include the accounts of Ambac Assurance and its subsidiaries. All significant intercompany balances have been eliminated.

INVESTMENTS:

     The Company's investment portfolio is accounted for on a trade-date basis and consists entirely of investments in fixed income securities that are considered available-for-sale and are carried at fair value. Fair value is based on quotes obtained by the Company from independent market sources. Short-term investments are carried at cost, which approximates fair value. Unrealized gains and losses, net of deferred income taxes, are included as a separate component of stockholder's equity and are computed using amortized cost as the basis. For purposes of computing amortized cost, premiums and discounts are accounted for using the interest method. For bonds purchased at a price below par value, discounts are accreted over the remaining term of the securities. For bonds purchased at a price above par value which have call features, premiums are amortized to the most likely call dates as determined by management. For premium bonds which do not have call features, such premiums are amortized over the remaining terms of the securities. Premiums and discounts on mortgage- and asset-backed securities are adjusted for the effects of actual and anticipated prepayments. Realized gains and losses on the sale of investments are determined on the basis of specific identification.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL:

     Securities purchased under agreements to resell are collateralized financing transactions, and are recorded at their contracted resale amounts, plus accrued interest. The Company takes possession of the collateral underlying those agreements and monitors its market value on a daily basis and, when necessary, requires prompt transfer of additional collateral to reflect current market value.

PREMIUM REVENUE RECOGNITION:

     Premiums for municipal new issue and secondary market policies are: (i) generally computed as a percentage of principal and interest insured; (ii) typically collected in a single payment at policy inception date; and (iii) are earned pro rata over the period of risk. Premiums for structured finance policies can be computed as a percentage of either principal or principal and interest insured. The timing of the collection of structured finance premiums varies among individual transactions. For policies where premiums are collected in a single payment at policy inception date, premiums are earned pro rata over the period of risk. For policies with premiums that are collected periodically (i.e., monthly, quarterly or annually), premiums are reflected in income pro rata over the period covered by the premium payment.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
                         (DOLLAR AMOUNTS IN THOUSANDS)


     When an Ambac Assurance insured new or secondary market issue has been refunded or called, the remaining unearned premium is generally earned at that time, as the risk to Ambac Assurance is considered to have been eliminated.

LOSSES AND LOSS ADJUSTMENT EXPENSES:

     The liability for losses and loss adjustment expenses consists of the active credit reserve ("ACR") and case basis loss and loss adjustment expense reserves. The development of the ACR is based upon estimates of the ultimate aggregate losses inherent in the obligations insured. When losses occur (actual monetary defaults or defaults which are imminent on insured obligations), case basis loss reserves are established in an amount that is sufficient to cover the present value of the anticipated defaulted debt service payments over the expected period of default and estimated expenses associated with settling the claims, less estimated recoveries under salvage or subrogation rights. All or part of case basis loss reserves are allocated from any ACR available for such insured obligation.

     Ambac Assurance's management believes that the reserves for losses and loss adjustment expenses are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates and there can be no assurance that the ultimate liability will not exceed such estimates.

DEFERRED ACQUISITION COSTS:

     Certain costs incurred which vary with, and are primarily related to, the production of business have been deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, net of reinsurance ceding commissions. The deferred acquisition costs are being amortized over the periods in which the related premiums are earned, and such amortization amounted to $14,213, $12,553 and $10,183 for 1997, 1996 and 1995, respectively. Deferred acquisition costs, net of such amortization, amounted to $11,784, $11,592 and $10,846 for 1997, 1996 and 1995, respectively.

DEPRECIATION AND AMORTIZATION:

  Depreciation of furniture and fixtures and electronic data processing equipment is provided over the estimated useful lives of the respective assets, ranging from 3 to 5 years, using the straight-line method. Amortization of leasehold improvements and intangibles, including certain computer software licenses, is provided over the estimated useful lives of the respective assets, ranging from 3 to 5 years, using the straight-line method.

DERIVATIVE CONTRACTS:

     DERIVATIVE CONTRACTS HELD FOR TRADING PURPOSES:

     The Company, through its affiliate AFS, a provider of interest rate swaps to states, municipalities and their authorities, and other entities in connection with their financings, uses derivative contracts which are classified as held for trading purposes. Derivative contracts are recorded on trade date at fair value. Changes in fair value are recorded as a component of other income. The fair value of interest rate swaps is determined through the use of valuation models. The portion of the interest rate swap's initial fair value

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
                         (DOLLAR AMOUNTS IN THOUSANDS)


that reflects credit considerations, ongoing servicing, and transaction hedging costs is recognized over the life of the interest rate swap, as an adjustment to other income. Interest rate swaps are recorded on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists.


INCOME TAXES:

     Pursuant to a tax-sharing agreement, the Company is included in Ambac Financial Group, Inc.'s consolidated Federal income tax return. The tax-sharing agreement provides for the determination of tax expense or benefit based on the contribution of the Company to Ambac Financial Group, Inc.'s consolidated Federal income tax liability, computed substantially as if the Company filed a separate Federal income tax return. The tax liability due is settled quarterly, with a final settlement taking place after the filing of the consolidated Federal income tax return. The Company files its own state income tax returns.

     In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

     The Internal Revenue Code permits municipal bond insurance companies to deduct from taxable income, subject to certain limitations, the amounts added to the statutory mandatory contingency reserve during the year. The deduction taken is allowed only to the extent that U.S. Treasury noninterest-bearing tax and loss bonds are purchased in an amount equal to the tax benefit attributable to such deductions. The amounts deducted must be included in taxable income when the contingency reserve is released, at which time the Company will redeem the tax and loss bonds to satisfy the additional tax liability. Purchases of tax and loss bonds are recorded as payments of federal income taxes and are not reflected in the Company's current tax provision.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

     Ambac Financial Group, Inc., through its subsidiaries, provides various postretirement and postemployment benefits, including pension, and health and life benefits covering substantially all employees who meet certain age and service requirements. The Company accounts for these benefits under the accrual method of accounting. Amounts related to the defined benefit pension plan and postretirement health benefits are charged based on actuarial determinations.

ACCOUNTING STANDARDS:

  In June 1997, the FASB issued Statement 130, "Reporting Comprehensive Income," which requires enterprises to disclose comprehensive income and its components in a prominent position on the face of the financial statements. The Company will implement this statement in 1998. This statement relates to presentation of information and will have no impact on results of operations or financial condition.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
                         (DOLLAR AMOUNTS IN THOUSANDS)


  In June 1997, the FASB issued Statement 131, "Disclosures about Segments of an Enterprise and Related Information," which will be effective for the Company beginning January 1, 1998. Statement 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. This statement relates to presentation of information and will have no impact on results of operations or financial condition.

RECLASSIFICATIONS:

Certain reclassifications have been made to prior years' amounts to conform to the current year's presentation.

3  INVESTMENTS

     The amortized cost and estimated fair value of investments in fixed income securities at December 31, 1997 and 1996 were as follows:

                                                                               Gross               Gross              Estimated
                                                           Amortized        Unrealized          Unrealized              Fair
                                                             Cost              Gains              Losses                Value
                                                      ----------------- -----------------   -----------------    -----------------
1997
Municipal obligations.................................       $2,126,136          $149,807              $  112           $2,275,831
Corporate obligations.................................          315,492            27,384                  36              342,840
U.S. Government obligations...........................          136,771             2,854                  27              139,598
Mortgage- and asset-backed securities (includes U.S.
 Government Agency Obligations)                                  98,719             2,190                   2              100,907

Other.................................................          136,390                91                 669              135,812
                                                             --------------    ---------------  -----------------    ---------------
                                                             $2,813,508          $182,326              $  846           $2,994,988
                                                             ==============    ===============  =================    ===============

                                                                                    Gross             Gross              Estimated
                                                               Amortized         Unrealized         Unrealized              Fair
                                                                 Cost               Gains             Losses                Value
                                                             --------------    ---------------  -----------------    ---------------
1996
Municipal obligations.................................       $1,892,875          $ 86,984             $ 2,223           $1,977,636
Corporate obligations.................................          273,770            17,336               2,187              288,919
U.S. Government obligations...........................          102,774             1,363               1,707              102,430
Mortgage- and asset-backed securities (includes U.S.
 Government Agency Obligations)                                  50,145             2,081                 373               51,853

Other.................................................           95,015                 -                   9               95,006
                                                             --------------    --------------   ----------------    ---------------
                                                             $2,414,579          $107,764              $6,499           $2,515,844
                                                             ==============    ==============   ================    ===============

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
                         (DOLLAR AMOUNTS IN THOUSANDS)


     The amortized cost and estimated fair value of fixed income securities at December 31, 1997, by contractual maturity, were as follows:

                                                                                     Amortized                   Estimated
                                                                                       Cost                     Fair Value
                                                                             -----------------------     -----------------------
1997
Due in one year or less.................................................                  $  152,582                  $  152,695
Due after one year through five years...................................                     180,417                     185,672
Due after five years through ten years..................................                     360,248                     375,831
Due after ten years.....................................................                   2,070,321                   2,228,662
                                                                             -----------------------     -----------------------
                                                                                           2,763,568                   2,942,860
Mortgage- and asset-backed securities (includes U.S. Government Agency
 Obligations)...........................................................                      49,940                      52,128
                                                                             -----------------------     -----------------------
                                                                                          $2,813,508                  $2,994,988
                                                                             =======================     =======================

  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     Securities carried at $8,415 and $2,422 at December 31, 1997 and 1996 respectively, were deposited by the Company with governmental authorities or designated custodian banks as required by laws affecting insurance companies.

     Net investment income from the Company comprised the following:

                                                                    1997                  1996                 1995
                                                                   -----------        --------------      --------------
Fixed income securities...................................            $155,810              $139,410            $127,865
Short-term investments....................................               6,885                 8,360               6,116
                                                                    -----------        -------------       -------------
   Total investment income................................             162,695               147,770             133,981
Investment expense........................................              (2,607)               (2,468)             (2,485)
                                                                    -----------        -------------       -------------
   Net investment income..................................            $160,088              $145,302            $131,496
                                                                    ===========        =============       =============

     The Company had gross realized gains of $25,641, $108,916 and $27,786 for 1997, 1996 and 1995, respectively, and gross realized losses of $6,843, $39,767 and $27,609 for 1997, 1996 and 1995, respectively.

     As of December 31, 1997 and 1996, the Company held securities subject to agreements to resell for $2,484 and $4,369, respectively. Such securities were held as collateral by the Company. The agreements had terms of less than 30 days.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
                         (DOLLAR AMOUNTS IN THOUSANDS)


     4  REINSURANCE

     In the ordinary course of business, Ambac Assurance cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The effect of reinsurance on premiums written and earned was as follows:

                                                                                Year Ended December 31,
                  ------------------------------------------------------------------------------------------------------------------
                                   1997                                     1996                                  995
                  ------------------------------------     ------------------------------------   ----------------------------------
                       Written               Earned             Written               Earned           Written             Earned
                  ---------------      ---------------     ---------------      ---------------   ---------------    ---------------

Direct............       $281,034             $177,677            $243,097             $157,551          $192,277          $ 127,322
Assumed...........          8,349                3,614               6,664                3,126             2,756              1,349
Ceded.............        (32,452)             (25,623)            (37,793)             (22,380)          (28,606)          (15,088)
                  ---------------      ---------------     ---------------      ---------------   ---------------    ---------------
Net premiums......       $256,931             $155,668            $211,968             $138,297          $166,427          $ 113,583
                  ===============      ===============     ===============      ===============   ===============    ===============

     The reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders. In the event that all or any of the reinsurers are unable to meet their obligations to Ambac Assurance under the existing reinsurance agreements, Ambac Assurance would be liable for such defaulted amounts. To minimize its exposure to significant losses from reinsurer insolvencies, Ambac Assurance evaluates the financial condition of its reinsurers and monitors concentrations of credit risk. There were no reinsurance recoverables on paid losses as of December 31, 1997 and 1996. As of December 31, 1997, prepaid reinsurance of approximately $152,283 was associated with Ambac Assurance's three largest reinsurers. As of December 31, 1997, Ambac Assurance held letters of credit and collateral amounting to approximately $154,387 from its reinsurers to cover liabilities ceded under the aforementioned reinsurance contracts.

     During 1995, Ambac Assurance terminated reinsurance contracts, resulting in return premiums to Ambac Assurance of $18,141, of which $15,700 was recorded as an increase to the unearned premium reserve, with the remainder recognized as revenue.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
                         (DOLLAR AMOUNTS IN THOUSANDS)


5  LOSSES AND LOSS ADJUSTMENT EXPENSES

     Ambac Assurance's liability for losses and loss adjustment expenses includes case basis loss and loss adjustment expense reserves and the ACR. Following is a summary of the activity in the case basis loss and loss adjustment expense reserve and ACR accounts and the components of the liability for losses and loss adjustment expenses:

                                                              1997                 1996                 1995
                                                           ---------------     ----------------     ---------------
                                                                                                    C>
Case basis loss and loss adjustment expense reserves:

Balance at January 1.................................             $ 22,016              $39,890            $ 39,342
  Less reinsurance recoverables......................                  393                  641                 450
                                                           ---------------     ----------------     ---------------
Net balance at January 1.............................               21,623               39,249              38,892
                                                           ---------------     ----------------     ---------------

Incurred related to:
  Current year.......................................                  212                1,484                 750
  Prior years........................................                1,973               (9,556)              2,650
                                                           ---------------     ----------------     ---------------
    Total incurred...................................                2,185               (8,072)              3,400
                                                           ---------------     ----------------     ---------------

Paid related to:
  Current year.......................................                  200                  150                 150
  Prior years........................................                2,274                9,404               2,893
    Total paid.......................................                2,474                9,554               3,043
                                                           ---------------     ----------------    ----------------

Net balance for Connie Lee, at acquisition...........               29,526                    -                   -
                                                           ---------------     ----------------    ----------------
Net balance at December 31...........................               50,860               21,623              39,249
  Plus reinsurance recoverables......................                4,219                  393                 641
Balance at December 31...............................               55,079               22,016              39,890
                                                           ---------------     ----------------    ----------------

Active credit reserve:
Balance at January 1.................................               38,597               26,747               26,770
Net provision for losses.............................                3,000                5,115                4,097
ACR transfers (to) from case reserves................               (2,331)               6,735               (4,120)
Balance for Connie Lee, at acquisition...............                9,000                    -                    -
                                                           ---------------     ----------------    ------------------
Balance at December 31...............................               48,266               38,597               26,747
                                                           ---------------     ----------------    ------------------


    Total............................................             $103,345              $60,613             $ 66,637
                                                           ===============     ================    ==================

     The terms "current year" and "prior years" in the foregoing table refer to the year in which case basis loss reserves were established.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
                         (DOLLAR AMOUNTS IN THOUSANDS)



6  COMMITMENTS AND CONTINGENCIES

     The Company is responsible for leases on the rental of office space, principally in New York City. In 1997, the Company executed an agreement for additional office space and a lease term extension at its corporate headquarters in New York City. The lease agreements, which expire periodically through September 2019, contain provisions for scheduled periodic rent increases and are accounted for as operating leases. An estimate of future net minimum lease payments in each of the next five years ending December 31, and the periods thereafter, is as follows:

                                                   Amount
                                             ----------------
               1998..........................        $  4,621
               1999..........................           5,634
               2000..........................           5,861
               2001..........................           5,087
               2002..........................           5,010
               All later years...............          89,902
                                             ----------------
                                                     $116,115
                                             ================

     Rent expense for the aforementioned leases amounted to $4,210, $3,286 and $2,924 for the years ended December 31, 1997, 1996 and 1995, respectively.

7  INSURANCE REGULATORY RESTRICTIONS

     Ambac Assurance is subject to insurance regulatory requirements of the States of Wisconsin and New York, and the other jurisdictions in which it is licensed to conduct business.

     Ambac Assurance's ability to pay dividends is generally restricted by law and subject to approval by the Office of the Commissioner of Insurance of the State of Wisconsin (the "Wisconsin Commissioner"). Wisconsin insurance law restricts the payment of dividends in any 12-month period without regulatory approval to the lesser of (a) 10% of policyholders' surplus as of the preceding December 31 and (b) the greater of (i) statutory net income for the calendar year preceding the date of dividend, minus realized capital gains for that calendar year and (ii) the aggregate of statutory net income for three calendar years preceding the date of the dividend, minus realized capital gains for those calendar years and minus dividends paid or credited within the first two of the three preceding calendar years.

     Ambac Assurance paid cash dividends of $44,000, $40,000 and $40,000 on its common stock in 1997, 1996 and 1995, respectively. In addition, on April 30, 1996, Ambac Assurance, in conjunction with the sale of the Ambac Financial Group, Inc.'s remaining holdings in HCIA common stock, delivered to Ambac Financial Group, Inc. (in the form of an extraordinary dividend) its 2,378,672 shares of HCIA common stock, at fair value. The Wisconsin Commissioner approved such dividend. Based upon these restrictions, at December 31, 1997, the maximum amount that will be available during 1998 for payment of dividends by Ambac Assurance is approximately $100,700.

     The New York Financial Guarantee Insurance Law establishes single risk limits applicable to all obligations issued by a single entity and backed by a single revenue source. Under the limit applicable to municipal bonds, the insured average annual debt service for a single risk, net of reinsurance and collateral, may not exceed 10% of qualified statutory capital, which is defined as the sum of insurer's policyholders'

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
                         (DOLLAR AMOUNTS IN THOUSANDS)


surplus and contingency reserves. In addition, insured principal of municipal bonds attributable to any single risk, net of reinsurance and collateral, is limited to 75% of Ambac Assurance's qualified statutory capital. Additional single risk limits, which generally are more restrictive than the municipal bond single risk limit, are also specified for several other categories of insured obligations.

     Statutory capital and surplus was $1,006,829 and $899,023 at December 31, 1997 and 1996, respectively. Qualified statutory capital was $1,655,554 and $1,466,560 at December 31, 1997 and 1996, respectively. Statutory net income was $198,615, $222,810 and $142,541 for 1997, 1996 and 1995, respectively. Statutory capital and surplus differs from stockholders' equity determined under GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs, and deferred income taxes differently.

     8  INCOME TAXES

     The total effect of income taxes on income and stockholder's equity for the years ended December 31, 1997 and 1996 was as follows:

                                                              1997        1996
                                                          ----------   ---------
Total income taxes charged to income......................    $67,194  $ 79,620
                                                          -----------  ---------
Income taxes charged (credited) to stockholder's equity:
  Unrealized gain (loss) on bonds.........................     28,043   (11,464)
  Other...................................................     (3,995)   (2,125)

     Total charged (credited) to stockholder's equity.....     24,048   (13,589)
                                                          -----------  ---------
Total effect of income taxes..............................    $91,242   $ 66,031
                                                          ===========  =========

     The tax provisions in the accompanying consolidated statements of operations reflect effective tax rates differing from prevailing federal corporate income tax rates. The following is a reconciliation of these differences:

                                  1997           %            1996             %            1995                  %
                                ---------     --------    ------------    ---------   ---------------      ---------------
Computed expected tax at
 statutory rate..............   $104,755         35.0%       $112,300         35.0%       $ 72,920                 35.0%


Increases (reductions) in
expected tax resulting from:

Tax-exempt interest..........    (35,458)       (11.8)        (30,655)        (9.6)        (28,274)               (13.6)

Other, net...................     (2,103)        (0.7)         (2,025)        (0.6)         (1,100)                (0.5)
                                ---------    ---------      ----------      --------     ----------         -----------

Income tax expense              $ 67,194         22.5%       $ 79,620         24.8%       $ 43,546                 20.9%
                              ==========      ========      =========       ========      ========          ============

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
                         (DOLLAR AMOUNTS IN THOUSANDS)


     The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 1997 and 1996 are presented below:

                                                                 1997              1996
                                                            -------------    --------------
      Deferred tax liabilities:
      Contingency reserve................................      $111,160          $ 76,805
      Unrealized gains on bonds..........................        63,518            35,443
      Deferred acquisition costs.........................        38,030            32,974
      Unearned premiums..................................        35,591            27,971
      Other..............................................         2,225             1,389
                                                             ----------       -----------
      Total deferred tax liabilities.....................       250,524           174,582
                                                             ----------       -----------
      Deferred tax assets:
      Tax and loss bonds.................................        87,951            63,871
      Loss reserves......................................        17,231            13,561
      Alternative minimum tax credit carryforward........        10,049                --
      Amortization and depreciation......................         6,556             6,791
      Compensation.......................................         3,924             2,721
      Investments........................................            --             1,374
      Other..............................................         2,259             1,422
                                                             ----------    --------------
      Sub-total deferred tax assets......................       127,970            89,740
      Valuation allowance................................            --                --
                                                             ----------    --------------
      Total deferred tax assets..........................       127,970            89,740
                                                             ----------    --------------
      Net deferred tax liabilities.......................      $122,554          $ 84,842
                                                             ==========    ==============

    The Company believes that no valuation allowance is necessary in connection with the deferred tax assets.


9    EMPLOYEE BENEFITS

     PENSIONS:

     Ambac Financial Group, Inc. has a defined benefit pension plan covering substantially all employees of the Company and most of its subsidiaries. The benefits are based on years of service and the employee's compensation during the last five years of employment. Ambac Financial Group, Inc.'s funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service-to-date but also for those expected to be earned in the future.

     The actuarial present value of the benefit obligations shown in the table below sets forth the plan's funded status and amounts recognized by the Ambac Financial Group, Inc. as of December 31, 1997 and 1996.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
                         (DOLLAR AMOUNTS IN THOUSANDS)


                                                                                      1997                1996
                                                                                ---------------       ------------
Accumulated benefit obligation, including vested
benefits of $7,192 and $6,282, respectively...................                       ($7,956)          ($6,979)
                                                                                ================       ==========

Projected benefit obligation for service rendered to date.....                        (9,374)           (8,189)

Plan assets at fair value, primarily listed stocks,
commingled funds and fixed income securities..................                         9,644             8,153
                                                                                ----------------       ----------
Funded/unfunded projected benefit.............................                           270               (36)
Unrecognized prior service cost...............................                        (1,454)           (1,619)
Unrecognized net loss.........................................                            62               885
Unrecognized net transition asset.............................                            (7)               (9)
                                                                                ----------------       ----------
Pension liability included in other liabilities...............                       ($1,129)            ($779)
                                                                                ================       ==========

     Net pension costs for 1997, 1996 and 1995 included the following components:

                                                                     1997          1996            1995
                                                               -------------   -----------  ------------

Service cost...................................................    $   723        $ 674          $   541
Interest cost on expected benefit obligation...................        601          539              456
Actual return on plan assets...................................     (1,606)        (957)          (1,333)
Net amortization and deferral..................................        770          263              760
                                                               -------------   -----------  ------------
Net periodic pension cost......................................    $   488        $ 519          $   424
                                                               =============   ===========  ============

     The weighted average discount rate used in the determination of the actuarial present value for the projected benefit obligation was 7.25% and 7.50% for 1997 and 1996, respectively. The expected long-term rate of return on assets was 9.25% for both 1997 and 1996. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 4.8 % and 5.0% for 1997 and 1996, respectively.

     Upon the acquisition of CLIC, Ambac Financial Group, Inc. assumed the liability for its two terminated pension plans. Those plans had an unfunded projected obligation of approximately $800, which is included in other liabilities at December 31, 1997.

     Substantially all employees of Ambac Financial Group, Inc. and its subsidiaries are covered by a defined contribution plan (the "Savings Incentive Plan"), for which contributions and costs are determined as 6% of each eligible employee's base salary, plus a matching company contribution of 50% on contributions up to 6% of base salary, subject to Internal Revenue Code limitations, made by eligible employees to the plan. The total cost of the Savings Incentive Plan to Ambac Assurance was $1,417, $1,494 and $1,435 in 1997, 1996 and 1995, respectively.

     ANNUAL INCENTIVE PROGRAM:

     Ambac Financial Group, Inc. has an annual incentive program which provides for awards to key officers and employees based upon predetermined criteria. The cost of the program for the years ended December 31, 1997, 1996 and 1995 amounted to $9,429, $7,641 and $7,669, respectively.

     POSTRETIREMENT HEALTH CARE AND OTHER BENEFITS:

     Ambac Assurance provides certain medical and life insurance benefits for retired employees and eligible dependents. All plans are contributory. None of the plans are currently funded.

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
                         (DOLLAR AMOUNTS IN THOUSANDS)


     Postretirement benefits expense was $230, $220 and $168 in 1997, 1996 and 1995, respectively. The unfunded accumulated postretirement benefit obligation was $2,064 and the accrued postretirement liability was $1,719 as of December 31, 1997.

     The assumed weighted average health care cost trend rates range from 9.0% in 1997, decreasing ratably to 6.0% in 2002, and remaining at that level thereafter. Increasing the assumed health care cost trend rate by one percentage point in each future year would increase the accumulated postretirement benefit obligation at December 31, 1997 by $172 and the 1997 benefit expense by $48. The weighted average discount rate used to measure the accumulated postretirement benefit obligation and 1997 expense was 7.25%.

10   INSURANCE IN FORCE

     The par amount of bonds insured, for non-affiliates, net of reinsurance, was $165,601,000 and $131,497,000 at December 31, 1997 and 1996, respectively.
As of December 31, 1997 and 1996, the insured portfolio was diversified by type of insured bond as shown in the following table:

                                                Net Par Amount Outstanding
                                              ------------------------------
(Dollars in Millions)                                1997           1996
                                              ------------------------------
Municipal finance:
  General obligation..........................       $ 36,324       $ 31,863
  Lease and tax-backed revenue................         30,980         25,366
  Utility revenue.............................         24,913         22,780
  Health care revenue.........................         18,545         13,521
  Transportation revenue......................          7,370          6,891
  Higher education............................          6,852          4,745
  Investor-owned utilities....................          6,255          5,492
  Housing revenue.............................          6,064          4,497
  Student loans...............................          3,516          3,439
  Other.......................................            597            484
                                              ------------------------------
     Total municipal finance..................        141,416        119,078
                                              ------------------------------
Domestic structured finance:
     Mortgage-backed and home equity..........         11,620          5,263
     Commercial asset-backed..................          4,538          1,329
     Other consumer asset-backed..............          1,514          1,126
     Banks/financial institutions.............            524            214
     Other....................................            439            159
                                              ------------------------------
     Total domestic structured finance........         18,635          8,091
                                              ------------------------------
     Total domestic...........................        160,051        127,169
                                              ------------------------------
International finance:
     Commercial asset-backed..................          2,600          2,530
     Sovereign/sub-sovereign..................            981            631
     Mortgage-backed and home equity..........            496            265
     Utilities................................            456            131
     Banks/financial institutions.............            283            346
     Other....................................            734            425
                                              ------------------------------
     Total international finance..............          5,550          4,328
                                              ------------------------------
                                                     $165,601       $131,497
                                              ==============================

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
                         (DOLLAR AMOUNTS IN THOUSANDS)


     As of December 31, 1997 and 1996, the international insured portfolio by geographic area is shown in the following table:

                                                  Net Par Amount Outstanding
                                             -----------------------------------
(Dollars in Millions)                               1997              1996
                                             ----------------    ---------------

International:
   France..............................              $1,032            $1,025
   Japan...............................                 879               645
   United Kingdom......................                 865               569
   Italy...............................                 555               423
   Spain...............................                 380               130
Internationally diversified............                 899               985
Other international....................                 940               551
                                             ----------------    ---------------
                                                     $5,550            $4,328
                                             ================    ===============

     As of December 31, 1997, California was the state with the highest aggregate net par amount in force, accounting for 11.8% of the total. The highest single insured risk represented less than 1% of aggregate net par amount insured. Direct insurance in force (principal and interest) was $321,104,000 and $268,870,000 at December 31, 1997 and 1996, respectively. Net insurance in force (after giving effect to reinsurance) was $275,931,000 and $227,235,000 as of December 31, 1997 and 1996, respectively.

11  FINANCIAL INSTRUMENTS HELD FOR PURPOSES OTHER THAN TRADING

     Fair values of financial instruments held for purposes other than trading:

     The following fair value amounts were determined by the Company using independent market information when available, and appropriate valuation methodologies when market quotes were not available. In cases where specific market quotes are unavailable, interpreting market data and estimating market values require considerable judgment by management. Accordingly, the estimates presented are not necessarily indicative of the amount the Company could realize in a current market exchange.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Investments: The fair values of fixed income investments are based on quoted market prices or dealer quotes.

     Short-term investments and cash: The fair values of short-term investments and cash are assumed to equal amortized cost.

     Securities purchased under agreements to resell: The fair value of securities purchased under agreements to resell is assumed to approximate carrying value.

     Derivative contracts: Fair values of derivative contracts (futures, swaps and interest rate options) are based on quoted market prices and dealer quotes, current settlement values, or pricing models.

     Liability for net financial guarantees written: The fair value of the liability for those financial guarantees written related to new issue and secondary market exposures is based on the estimated cost to

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
                         (DOLLAR AMOUNTS IN THOUSANDS)



reinsure those exposures at current market rates, which amount consists of the current unearned premium reserve, less an estimated ceding commission thereon.

     Certain other financial guarantee insurance policies have been written on an installment basis, where the future premiums to be received by the Company are determined based on the outstanding exposure at the time the premiums are due. The fair value of Ambac Assurance's liability under its installment premium policies is measured using the present value of estimated future installment premiums, less an assumed ceding commission. The estimate of the amounts and timing of the future installment premiums is based on contractual premium rates, debt service schedules and expected run-off scenarios. This measure is used as an estimate of the cost to reinsure Ambac Assurance's liability under these policies.

     The carrying amount and estimated fair value of these financial instruments are presented below:

                                                                                     As of December 31,
                                                -----------------------------------------------------------------------------------
                                                                    1997                                            1996
                                                -----------------------------------------     -------------------------------------
(Dollars in Millions)                                 Carrying       Estimated Fair           Carrying Amount         Estimated Fair
                                                       Amount             Value                                           Value
                                                ----------------  -------------------         -------------------     --------------
Financial assets:
Investments................................          $2,878              $2,878                  $2,425                  $2,425
Short-term investments.....................             117                 117                      91                      91
Cash.......................................               8                   8                       5                       5
Securities purchased under agreements to
 resell....................................               2                   2                       4                       4

Liability for financial guarantees written:
  Gross....................................           1,185                 855                     995                     719
  Net of reinsurance.......................           1,002                 722                     826                     596
  Net installment premiums.................              --                 153                      --                     114

12    FINANCIAL INSTRUMENTS HELD FOR TRADING PURPOSES

     The Company, through its affiliate AFS is a provider of interest rate swaps to states, municipalities and their authorities and other entities in connection with their financings. AFS manages its business with the goal of being market neutral to changes in overall interest rates, while retaining basis risk, the relationship between changes in floating tax-exempt and floating taxable interest rates. If actual or projected floating tax-exempt interest rates change in relation to floating taxable rates, the Company will experience an unrealized mark-to-market gain or loss. The AFS swap portfolio is considered held for trading purposes.

     In the ordinary course of business, AFS manages a variety of risks, principally market, credit, liquidity, operational, and legal. These risks are identified, measured and monitored through a variety of control mechanisms, which are in place at different levels throughout the organization.

     Market risk relates to the impact of price changes on future earnings. This risk is a consequence of AFS's market-making activities in the interest rate swap market. The principal market risk is basis risk, the

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
                         (DOLLAR AMOUNTS IN THOUSANDS)



relationship between changes in floating tax-exempt and floating taxable interest rates. Since late 1995, most interest rate swaps transacted contain provisions which are designed to protect AFS against certain forms of tax reform, thus mitigating its basis risk. An independent risk management group monitors trading risk limits and, together with senior management, is involved in the application of risk measurement methodologies.

     Credit risk relates to the ability of counterparties to perform according to the terms of their contractual commitments. Credit risk is calculated based on the current replacement cost or fair value of the Company's financial instruments. The gross replacement of the Company's financial instruments held for trading purposes is the positive fair value of all transactions with a counterparty, excluding the effects of netting or collateral arrangements and was approximately $72,000 and $47,000 as of December 31, 1997 and 1996, respectively.

     The estimation of potential losses arising from adverse changes in market relationships, known as "value-at-risk," is a key element in managing market risk. The Company has developed a value-at-risk methodology to estimate potential losses over a specified holding period and based on certain probabilistic assessments. The Company estimates value-at-risk utilizing historical short and long-term interest rate volatilities and the relationship between changes in tax-exempt and taxable interest rates calculated on a consistent daily basis. For the years ended December 31, 1997 and 1996, the Company's value-at-risk, for financial instruments considered held for trading purposes, calculated at a ninety-nine percent confidence level, averaged approximately $1,600 and $1,400, respectively. The Company's value-at-risk ranged from a high of $2,600 to a low of $900 in 1997, and from a high of $2,600 to a low of $1,100 in 1996. Since no single measure can capture all dimensions of market risk, the Company supplements its value-at-risk methodology by performing daily analyses of parallel and non-parallel shifts in yield curves and stress test scenarios which measure the potential impact of market conditions, however improbable, which might cause abnormal volatility swings or disruptions of market relationships.

     Liquidity risk relates to the possible inability to satisfy contractual obligations when due. This risk is present in swaps and in futures contracts used to hedge swaps. The Company manages liquidity risk by maintaining cash and cash equivalents, closely matching the dates swap payments are made and received, and limiting the amount of risk hedged by futures contracts.

     The following table summarizes information about the Company's financial instruments held for trading purposes as of December 31, 1997 and 1996:

                                          Net Estimated Fair Value    Average Net Fair Value
                                      ----------------------------  ---------------------------
                                                                                                 Notional
                                           Assets     Liabilities      Assets     Liabilities     Amount
                                      ----------------------------  ----------------------------------------------
1997:
Derivative financial instruments:
    Interest rate swaps...............    $ 71,505        $ 49,772    $ 47,276       $ 34,768         $4,174,160
    Futures contracts.................          --              --          --             --            514,900
Other financial instruments...........     183,041         181,732     160,251        159,213                 --
1996:
Derivative financial instruments:
    Interest rate swaps...............    $ 45,990        $ 33,650    $ 48,734       $ 41,445         $2,856,600
    Futures contracts.................          --              --          --             --            484,500
Other financial instruments...........          --              --          --             --                 --

                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
                         (DOLLAR AMOUNTS IN THOUSANDS)


     Financial instruments held for trading purposes are carried at estimated fair value. The aggregate amount of net trading income recognized from derivative financial instruments held for trading purposes was $8,560, $10,799 and $2,602 for 1997, 1996 and 1995, respectively. Other financial instruments held for trading purposes consist of fixed income securities. The aggregate amount of net trading income recognized from other financial instruments was $1,309 for 1997. Average net fair values were calculated based on average daily net fair values. Notional principal amounts are often used to express the volume of these transactions and do not reflect the extent to which positions may offset one another. These amounts do not represent the much smaller amounts potentially subject to risk.


13  LINES OF CREDIT

     Ambac Financial Group, Inc. and Ambac Assurance maintain a three-year revolving credit facility with two major international banks, as co-agents, for $100,000. As of December 31, 1997 and 1996, no amounts were outstanding under this credit facility, which expires in July 1998.

     Ambac Assurance has an agreement with a group of AAA/Aaa-rated international banks for a $450,000 credit facility, expiring in 2004. This facility is a seven-year stand-by irrevocable limited recourse line of credit, which was increased from $350,000 to $450,000 and extended for an additional year in December 1997. The line will provide liquidity to Ambac Assurance in the event claims from municipal obligations exceed specified levels. Repayment of any amounts drawn under the line will be limited primarily to the amount of any recoveries of losses related to policy obligations. As of December 31, 1997 and 1996, no amounts were outstanding under this line.

     Connie Lee has an agreement with commercial banks for a $50,000 stand-by credit facility, expiring in 2003. The line will provide a source of additional claims-paying resources for insured transactions. The obligation to repay is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including installment premiums and other collateral. As of December 31, 1997 and 1996, no amounts were outstanding under this line.

14  RELATED PARTY TRANSACTIONS

     During 1997 and 1996, Ambac Assurance guaranteed the timely payment of principal and interest on obligations under investment agreements and investment repurchase agreements issued by its affiliates. As of December 31, 1997 and 1996, the aggregate amount of investment agreements and investment repurchase agreements insured was $3,856,786 and $2,744,283, respectively, including accrued interest. These insurance policies are collateralized by investment securities, accrued interest, securities purchased under agreements to resell and cash and cash equivalents, which as of December 31, 1997 and 1996 had a fair value of $3,936,718 and $2,775,250, respectively, in the aggregate. During 1997 and 1996, Ambac Assurance recorded gross premiums written of $3,220 and $2,553, and net premiums earned of $1,668 and $1,668, respectively, related to these agreements.

     During 1997 and 1996, several interest rate swap transactions were executed between AFS and its affiliates (other than Ambac Assurance). As of December 31, 1997 and 1996, these contracts had an outstanding notional amount of approximately $827,000 and $515,000, respectively. As of December 31, 1997 and 1996, AFS recorded a positive fair value of $3,762 and $3,503, respectively, related to these transactions.



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